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                                              Filed Pursuant to Rule 424(b)(3)

                                              REGISTRATION NO. 333-27503


          PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 31, 1997 TO THE
                      PROSPECTUS DATED JUNE 19, 1997 OF
                               MEDIA LOGIC, INC.


     This Prospectus Supplement No. 1 amends the number of shares of Common Stock of Media Logic, Inc. (the "Company") being offered for sale by the Selling Stockholders (and reflected throughout the Prospectus). The Selling Stockholders are offering for sale 3,063,222(1) shares of Common Stock (which is an increase of 1,155,596 shares over the 1,907,626 shares referenced in the Prospectus) issuable upon the conversion of the Debentures. The 3,063,222 Shares offered hereby include (i) 2,231,000 shares issued to date for Debentures already converted, (ii) 777,778 shares issuable upon conversion of the remainder of the Debentures outstanding and (iii) 54,444 shares issuable assuming conversion of approximately one year's accrued interest of $49,000, based on an assumed Conversion Date Price of $.90 per share for the principal amount, and interest thereon, of the Debentures outstanding. The $.90 assumed Conversion Date Price is a minimum conversion price agreed to on December 29, 1997 by the Registrant and four of the five remaining Selling Stockholders (F.T.S. Worldwide Corporation, Beauchamp Finance, Ltd., Euro Factors International Inc. and Ramlu Trading Corp.).

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated June 19, 1997.

__________

(1) As noted in the Prospectus of which this Prospectus Supplement is a part, the Company has registered a total of 3,565,656 shares of Common Stock for issuance upon conversion of the Debentures.























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